CONSENT OF INDEPENDENT VERIFICATION FIRM

As the independent verification firm for Alta Capital Management, LLC (“Alta Capital”), Adviser Compliance Associates, LLC (successor by merger of ACA Performance Services, LLC) (“ACA”) hereby consents to reference to the firm-wide Global Investment Performance Services (GIPS) verification of Alta Capital for the period January 1, 2017 through December 31, 2020, issued by ACA, and to related references to our firm, included in or made a part of Alta Capital’s Prospectus dated January 28, 2022 for the Alta Quality Growth Fund.

January 12, 2022

Adviser Compliance Associates, LLC

By:
Jaimie Douglas Counsel